EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Chief Financial Officer (818) 949-5300 ext. 5728

SPORT CHALET TO HOLD CONFERENCE CALL TO REVIEW FOURTH QUARTER, FULL YEAR FISCAL 2012 RESULTS AND FISCAL 2013 OUTLOOK

~Earnings release after market close on June 4, 2012~
~Conference call at 2:00 p.m. Pacific Time~

Los Angeles, California – (May 25, 2012) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced that it plans to release its financial results for the fourth quarter and full year ended April 1, 2012 after the market closes on Monday, June 4, 2012.  The Company will also host a conference call on the same day to discuss fourth quarter and fiscal 2012 earnings, including the impact of the previously announced warm and dry winter on winter and non-winter related merchandise, as well as more current trends and the outlook for the company.

Sport Chalet will host a conference call and audio webcast, both open to the public, on Monday, June 4, 2012  at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  Investors will have the opportunity to listen to the earnings conference call over the internet through an audio webcast located at http://www.media-server.com/m/p/qv3fgb43.  To listen to the live call, please go to the website at least fifteen minutes early to register and download and install any necessary audio software.  The conference call also may be accessed by dialing (800) 884-5695 and entering passcode 86491150.  A dial-in replay of the call will be available approximately two hours after the conference call through Midnight Pacific Time on Wednesday, July 4, 2012 by dialing (888) 286-8010 and entering passcode 31972635.

About Sport Chalet, Inc.

Sport Chalet, founded in 1959 by Norbert Olberz, is a leading, full service specialty retailer with 54 stores in California, Nevada, Arizona and Utah; Sport Chalet online at sportchalet.com; and a Team Sales division.  The Company offers over 50 specialty services for the sports enthusiast, including climbing, backcountry skiing, ski mountaineering, avalanche education, and mountain trekking instruction, car rack installation, snowboard and ski rental and repair, Scuba training and certification, Scuba boat charters, team sales, custom golf club fitting, racquet stringing, and bicycle tune-up and repair at its store locations.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward- looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to control operating expenses and costs, the competitive environment of the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, changes in costs of goods and services, and the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.